Exhibit 1.9

ASSIGNMENT OF AND AMENDMENT TO

PERFECTION CERTIFICATE

THIS ASSIGNMENT OF AND AMENDMENT TO PERFECTION CERTIFICATE (this “Assignment”), is entered into as of February 14, 2025, by BMO Bank N.A. (f/k/a BMO Harris Bank N.A.) (“Assignor”), in favor of Bank of Montreal (“Assignee”), and is consented to by Twin Disc, Incorporated, a Wisconsin corporation (“TDI”) and immediately after giving effect to the Kobelt Acquisition and the Kobelt Amalgamation Kobelt Manufacturing Co., Ltd., a company amalgamated under the laws of British Columbia as a result of the Kobelt Amalgamation, jointly and severally (“Canadian Borrower”, together with TDI, each individually and collectively, “Borrower”).

RECITALS

A.         Pursuant to the Credit Agreement, dated April 22, 2016, by and among TDI, Assignee and the lenders party thereto (the “2016 Credit Agreement”), Grantors delivered that certain Perfection Certificate, dated as of April 22, 2016 (the “Perfection Certificate”), in favor of Assignee, a copy of which is attached hereto as Exhibit A;

B.          Contemporaneously with a refinancing of the credit facilities extended by Assignor to TDI, dated as of July 29, 2018 (the “2018 Credit Agreement”), Assignee assigned the Perfection Certificate to Assignor under an Assignment and Amendment to Perfection Certificate (the “2018 Assignment”), a copy of which is attached hereto as Exhibit B;

C.          Contemporaneously herewith, Assignee will refinance the credit facilities extended by Assignor to TDI under the 2018 Credit Agreement, and finance additional credit facilities, including to Canadian Borrower as an additional Borrower thereunder, pursuant to that certain Credit Agreement, dated as of the date hereof, by and between Assignee and Borrower (the “2025 Credit Agreement”);

D.         Assignor now desires to assign its rights and obligations as Bank (as defined herein) under the Perfection Certificate to Assignee, and Assignee desires to accept such assignment; and

E.         The parties hereto also desire to amend the Perfection Certificate on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein and made a part hereof, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.         Assignment and Assumption.

(a)         Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights and obligations as Bank (as defined herein) under the Perfection Certificate. The assignment set forth in this Section 1(a) shall be without recourse to or representation or warranty (except as expressly provided in this Assignment, in the other documents executed in connection with this Assignment, or in the Perfection Certificate, as assigned and amended) by Assignor.

(b)         Assignee shall become and be a party to the Perfection Certificate and succeed to all of the rights and be obligated to perform all of the obligations of Bank under the Perfection Certificate.

(c)         In conjunction with the assignment hereunder, Assignor shall transfer and deliver to Assignee any and all Collateral, and/or evidence thereof, in Assignor’s possession. Until such time as the Collateral in Assignor’s possession is transferred to Assignee, Assignor shall hold such Collateral for the benefit of the Assignee.

2.         Amendments. The Perfection Certificate is hereby amended as follows:

(a)          Bank. The definition of “Bank” shall be restated in its entirety to mean “Bank of Montreal.”

(b)       Company. The defined term “Company” in the Perfection Certificate is hereby amended and restated to mean, collectively, “Twin Disc, Incorporated, a Wisconsin corporation,” and “Kobelt Manufacturing Co., Ltd., a company amalgamated under the laws of British Columbia as a result of the Kobelt Amalgamation”.

(c)         Credit Agreement. The definition of “Credit Agreement” in the Perfection Certificate is hereby amended and restated to mean “the Credit Agreement, dated as of February 14, 2025, by and between Bank and Company, as the same may hereafter be amended, restated, supplemented or otherwise modified.”

(d)         Ordinary Course of Business. The definition of “Ordinary Course of Business” in the Perfection Certificate shall mean “the ordinary course of business of the Company and its Subsidiaries, consistent with past practices and undertaken in good faith.”

(e)         Equity Interests. The definition of “Equity Interests” in the Perfection Certificate shall mean “with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profits interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trusts interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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(f)       Indebtedness. The defined term “Indebtedness” in the Perfection Certificate is hereby deleted in its entirety and replaced with the term “Indebtedness for Borrowed Money”. The definition of “Indebtedness for Borrower Money” shall refer to the definition in the Credit Agreement. It is the intention of the parties hereto that, from and after the date hereof, all references in the Perfection Certificate to Indebtedness shall mean and be a reference to Indebtedness for Borrowed Money.

(g)         Excluded Deposit Accounts. The defined term “Excluded Deposit Accounts” in the Perfection Certificate shall mean “(a) deposit accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any Loan Party or (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of any Loan Party, (b) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party, (c) zero balance disbursement accounts and (d) other deposit accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $25,000 for any such account and $50,000 in the aggregate for all such accounts under this clause (d).”

(h)         Guarantor. The Perfection Certificate is hereby amended to remove any and all references to “Guarantor”.

(i)       Intellectual Property. The defined term “Intellectual Property” in the Perfection Certificate shall mean “all past, present and future: trade secrets, know-how and other proprietary information; trademarks, uniform resource locations (URLs), internet domain names, service marks, sound marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer rapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights through the world in and to all of the foregoing.”

(j)         Material Contracts. The defined term “Material Contracts” in the Perfection Certificate shall mean “any agreement or arrangements to which a Loan Party or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities laws applicable to such Loan Party, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonable be expected to have a Material Adverse Effect; or (c) that relates to subordinated indebtedness, or to Indebtedness for Borrowed Money, in an aggregate amount of $500,000 or more.”

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(k)       Commercial Tort Claims. The defined term “Commercial Tort Claims” in the Perfection Certificate shall have the same meanings as the definition of the Uniform Commercial Code of the State of Wisconsin as in effect from time to time.

(l)       Schedules. The Schedules to the Perfection Certificate are hereby amended and restated in their entirety and replaced with the Schedules attached hereto as Exhibit C.

3.         No Termination. The parties hereto acknowledge and agree that notwithstanding any terms or conditions contained in the Perfection Certificate to the contrary, neither this Assignment, nor any other assignment, amendment or restatement of any other Loan Document (as defined in the 2025 Credit Agreement), shall trigger a termination of the Perfection Certificate.

4.         No Novation. It is the intention of the parties hereto that this Assignment not constitute a novation of the obligations under the Perfection Certificate and that, from and after the date hereof, the Perfection Certificate shall be amended hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any Loan Documents or any documents entered into in connection therewith to the “Perfection Certificate” or words of like import shall mean and be a reference to the Perfection Certificate as assigned and amended hereby as and as hereafter amended, supplemented, restated or renewed.

5.         Ratification. As hereby assigned and amended, the Perfection Certificate and all representations and warranties provided therein are hereby ratified, approved and confirmed in all respects.

6.         Conflict. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Perfection Certificate, the terms and conditions of this Assignment shall control.

7.         Counterparts. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.         Capitalized Terms. Capitalized terms used but not otherwise defined in this Assignment shall have the definitions given said terms in the Perfection Certificate.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR: BMO BANK N.A. By: ________________________________ Name: Mark Czarnecki Title: Senior Vice President

ASSIGNEE:

BANK OF MONTREAL

By:__________________________________

Name: Mark Czarnecki

Title: Senior Vice President

By:__________________________________

Name: Helen Alvarez-Hernandez

Title: Managing Director

Consented to by BORROWER:

TWIN DISC, INCORPORATED

By: ________________________________

Name: Jeffrey S. Knutson

Title: Vice President – Finance and Chief Financial Officer

(following the consummation of the Kobelt

Acquisition and the Kobelt Amalgamation)

KOBELT MANUFACTURING CO. LTD.

By: ______________________________

Name:

Title:

[Signature Page to Assignment of and Amendment to Perfection Certificate]

Exhibit A

Copy of Perfection Certificate

See attached.

[Exhibit A to Assignment of and Amendment to Perfection Certificate]

PERFECTION CERTIFICATE

Dated as of April 22, 2016,

from

TWIN DISC, INCORPORATED,

(the “Company”)

and

MILL-LOG EQUIPMENT CO., INC.,

as Grantor,

to and in favor of

BANK OF MONTREAL,

as Administrative Agent

Schedules

1.01         Identifying Information

1.02         Prior Names

1.03         Equity Ownership

2.01         Collateral Record Locations

2.02         Owned Real Property

2.03         Leased Real Property

2.04         Bailee Locations

3.01         Pledged Equity

3.02         Pledged Indebtedness

3.03         Deposit Accounts; Securities Accounts

4.01         Patents

4.02         Trademarks

4.03         Copyrights

5.01         Indebtedness Agreements

5.02         Material Contracts

5.03         Acknowledgment and Agreements

6.01         Commercial Tort Claims

6.02         Titled Vehicles

6.03         Governmental Licenses

6.04         Taxes

6.06         Letters of Credit

PERFECTION CERTIFICATE

This PERFECTION CERTIFICATE dated as of April 22, 2016 (this “Certificate”), is delivered pursuant to the Credit Agreement dated as of even date herewith (the “Credit Agreement”), by and between BANK OF MONTREAL, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Company) and MILL-LOG EQUIPMENT CO., INC., an Oregon corporation (“Guarantor”, and together with the Company, collectively, the “Grantors” and each a “Grantor”).

Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement), among the Company and the other Loan Parties party thereto, BANK OF MONTREAL and the other financial institutions from time to time party thereto, as lenders (the “Lenders”), and the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

Each Grantor hereby certifies to Administrative Agent and each other Lender as follows, as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents to be consummated on the Closing Date:

ARTICLE I
GRANTOR INFORMATION; LIEN SEARCH;
FINANCING STATEMENTS

1.01    Identifying Information. Schedule 1.01 hereto sets forth the following information for each Grantor:

(a)    its exact legal name, as such name appears in its certificate or articles of incorporation;

(b)    its type of organization (i.e. corporation, limited liability company, limited partnership, etc.);

(c)    its jurisdiction of organization or formation;

(d)    its organizational identification number, if any, issued by the jurisdiction of organization or formation; and

(e)    its Federal Taxpayer Identification Number.

1.02    Prior Names. Except as set forth in Schedule 1.02 hereto, during the five-year period ending on the date of this Certificate, each Grantor:

(a)    has not changed its legal name, identity or organizational structure (including by merger or consolidation with any other Person) or conducted business under any other name (including tradename or similar appellations);

(b)    has not acquired any assets from any other Person other than Inventory and Equipment in the Ordinary Course of Business from persons in the business of selling such goods.

1.03    Equity Ownership. Schedule 1.03 sets forth the owner of outstanding Equity Interests of the Loan Parties and the percentage of the outstanding Equity Interests owned of each such Loan Party.

ARTICLE II
COLLATERAL LOCATIONS

2.01    Collateral Records. Schedule 2.01 sets forth the chief executive office of each Grantor and each other location where each Grantor maintains its books or records relating to any material portion of the Collateral, including Accounts and General Intangibles.

2.02    Owned Real Property. Schedule 2.02 hereto sets forth the following information for each parcel of real property owned by each Grantor: (a) its street address, (b) the county in which the real estate records for such property are located, (c) a brief description of its current use, (d) a good faith estimate of its current fair market value, and (e) whether all or a portion of such property has been leased to any other Person.

2.03    Leased Real Property. Schedule 2.03 hereto sets forth the following information for each parcel of real property leased to or by each Grantor: (a) its street address, (b) the county in which the real estate records for such property are located, (c) a brief description of its current use, (d) the name of the lessor, and (e) whether all or a portion of such property has been subleased to any other Person.

2.04    Bailee Locations. Schedule 2.04 sets forth any locations, other than any owned or leased real property locations identified on Schedules 2.02 and 2.03, where each Grantor maintains any Inventory or Equipment including, for each location: (a) the name of the Person in business at such location, (b) its street address, (c) a brief description of the type of location (i.e. warehouse, bailee, processor, etc.), and (d) a good faith estimate of the current fair market value of the Inventory and Equipment at such location.

2.05    Landlord Agreements. Landlord waivers have been delivered to Administrative Agent in respect of each location identified on Schedule 2.03 to the extent required by the Credit Agreement, in each case each duly executed by the landlord for such location and each Grantor.

ARTICLE III
INVESTMENTS

3.01    Pledged Equity.

(a)          Schedule 3.01 hereto sets forth a list of all the issued and outstanding capital stock, partnership interests, limited liability company membership interests or other Equity Interests in (1) Guarantor; and (2) any first-tier non-U.S. subsidiary with a majority of the Equity Interests therein owned by the Company or the Guarantor.

(b)    To the extent required by the Credit Agreement, the certificated securities evidencing such Equity Interests owned by each Grantor, together with a stock power duly executed in blank by each Grantor, have been delivered to Administrative Agent.

3.02    Pledged Indebtedness.

(a)          Schedule 3.02 hereto sets forth a list of all Indebtedness for borrowed money and all promissory notes and debt securities payable or due to each Grantor by or from any other Person.

(b)    The Instruments and other Documents evidencing such Indebtedness of each Grantor, have been delivered to Administrative Agent.

3.03    Deposit Accounts. Schedule 3.03 hereto sets forth a true and correct list of deposit accounts (except Excluded Deposit Accounts) maintained by each Grantor, including (a) the name and address of the depositary institution or securities intermediary, as the case may be, (b) the type of account, and (c) the account number.

3.04    Account Control Agreements. Control agreements have been delivered to Administrative Agent in respect of each deposit account identified on Schedule 3.03 to the extent required pursuant to the Credit Agreement, in each case duly executed by each Grantor and the depositary institution at which such accounts are maintained.

ARTICLE IV
INTELLECTUAL PROPERTY

4.01    Patents. Schedule 4.01 hereto sets forth all of Twin Disc, Incorporated’s patents (and all applications therefor) and patent licenses, including the registration number of each patent owned by Twin Disc, Incorporated and each patent owned by any other Person for which Grantor has a patent license from such other Person. Guarantor has no patents or patent licenses.

4.02    Trademarks. Schedule 4.02 hereto sets forth all of Twin Disc, Incorporated’s registered trademarks (and all applications therefore) and trademark licenses (other than non-exclusive software licenses granted by or to Grantors in the ordinary course of business), including the registration number of each trademark owned by Twin Disc, Incorporated and each trademark owned by any other Person for which Twin Disc, Incorporated has a trademark license from such other Person, and whether such trademarks have been licensed or sublicensed to any other Person. Guarantor has no registered trademarks or trademark licenses.

4.03    Copyrights. Schedule 4.03 hereto sets forth all of each Grantor’s registered copyrights (and applications therefore) and copyright licenses, including the name of the registered owner and the registration number of each copyright or copyright license owned by each Grantor and each copyright owned by any other Person for which each Grantor has a copyright license from such other Person, and whether such copyrights have been licensed or sublicensed to any other Person.

4.04    Intellectual Property Security Agreement. An IP Security Agreement has been delivered to Administrative Agent for the Intellectual Property described on Schedule 4.01 and 4.02, to the extent required by the Credit Agreement, in each case each duly executed by each Grantor.

ARTICLE V
MATERIAL AGREEMENTS

5.01    Indebtedness. Schedule 5.01 hereto sets forth a list of all of the agreements in respect of any outstanding Indebtedness of each Grantor as of the Closing Date required to be disclosed on Schedule 8.01 of the Credit Agreement.

5.02    Material Contracts. Schedule 5.02 hereto sets forth a list of all of the Material Contracts to which each Grantor is a party (other than any agreements relating to Indebtedness described on Schedule 5.01, real property leases identified on Schedule 2.03 or any Intellectual Property licenses identified on Schedule 4.01, 4.02 or 4.03).

5.03    Acknowledgement and Agreements. Acknowledgement and agreements have been delivered to Administrative Agent in respect of each Material Contract to which each Grantor is a party requiring an acknowledgement, agreement or consent with respect to the transactions contemplated by the Credit Agreement, each of which is listed on Schedule 5.03 hereto, duly executed by each Grantor party thereto and each other party to such agreement.

ARTICLE VI
MISCELLANEOUS

6.01    Commercial Tort Claims. Schedule 6.01 hereto sets forth a description of each Commercial Tort Claim held by each Grantor asserting a material claim for monetary damages.

6.02    Motor Vehicles. Schedule 6.02 hereto sets forth a list of all titled vehicles (including any trailers and aircraft) owned by each Grantor, including: (a) the type and model of the vehicle, (b) the vehicle identification number and (c) the street address where such vehicle is customarily stored when not in use.

6.03    Governmental Licenses. Schedule 6.03 hereto sets forth a description of each license from a Governmental Authority which is material to the conduct of the business of each Grantor as conducted on the date hereof or as proposed to be conducted.

6.04    Taxes. Schedule 6.04 sets forth a description of any pending issues and audits of any of each Grantor with any federal, state, local or foreign tax authorities.

6.05    Compliance Matters. Each Grantor has delivered to Administrative Agent (a) a copy of all material compliance reports filed and correspondence regarding any active or pending investigation or enforcement action with any state, federal, local or foreign regulatory agencies and (b) all material correspondence, if any, alleging violation of or requesting compliance by each Grantor with laws, regulations, etc. or requests for information pursuant to interstate commerce laws, antitrust laws, securities laws, worker safety laws (OSHA), etc.

6.06    Letters of Credit. Schedule 6.06 lists all letters of credit in favor of each Grantor supporting or otherwise issued with respect to any of the Collateral, including the maximum face amount thereof, any amounts drawn thereunder, the issuing bank thereof and a brief description of the purpose thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate on and as of the date first above written.

TWIN DISC, INCORPORATED

By:
Name: Jeffrey S. Knutson Title: Vice President – Finance and Chief Financial Officer

MILL-LOG EQUIPMENT CO., INC.

By:
Name: Dennis Hoff Title: President

Exhibit B

Copy of Assignment and Amendment

to Perfection Certificate (2018)

See attached.

ASSIGNMENT OF AND AMENDMENT TO

PERFECTION CERTIFICATE

THIS ASSIGNMENT OF AND AMENDMENT TO PERFECTION CERTIFICATE (the “Assignment”), is made on June 29, 2018, by and among BANK OF MONTREAL (“Assignor”), BMO HARRIS BANK N.A. (“Assignee”), TWIN DISC, INCORPORATED, a Wisconsin corporation (“Borrower”), and MILL-LOG EQUIPMENT CO., INC., an Oregon corporation (“Guarantor” and together with Borrower, each, a “Grantor”, and collectively, the “Grantors”).

RECITALS:

A.         Pursuant to the Credit Agreement, dated April 22, 2016, by and among Borrower, Assignor and the lenders party thereto (the “2016 Credit Agreement”), Grantors delivered that certain Perfection Certificate, dated as of April 22, 2016 (the “Perfection Certificate”), in favor of Assignor, a copy of which is attached hereto as Exhibit A;

B.          Contemporaneously herewith, Assignee will refinance the credit facilities extended by Assignor to Borrower under the 2016 Credit Agreement, and finance additional credit facilities, pursuant to that certain Credit Agreement, dated as of the date hereof, by and between Assignee and Borrower (the “2018 Credit Agreement”), and such credit and other financial accommodations to Borrower will benefit Guarantor;

C.         Assignor now desires to assign its rights and obligations as Bank (as defined herein) under the Perfection Certificate to Assignee, and Assignee desires to accept such assignment; and

D.         The parties hereto also desire to amend the Perfection Certificate on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein and made a part hereof, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.         Assignment and Assumption.

(a)         Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights and obligations as Bank (as defined herein) under the Perfection Certificate. The assignment set forth in this Section 1(a) shall be without recourse to or representation or warranty (except as expressly provided in this Assignment, in the other documents executed in connection with this Assignment, or in the Perfection Certificate, as assigned and amended) by Assignor.

(b)         Assignee shall become and be a party to the Perfection Certificate and succeed to all of the rights and be obligated to perform all of the obligations of Bank under the Perfection Certificate.

(c)         In conjunction with the assignment hereunder, Assignor shall transfer and deliver to Assignee any and all Collateral, and/or evidence thereof, in Assignor’s possession. Until such time as the Collateral in Assignor’s possession is transferred to Assignee, Assignor shall hold such Collateral for the benefit of the Assignee.

2.         Amendments. The Perfection Certificate is hereby amended as follows:

(a)         Administrative Agent. The defined term “Administrative Agent” in the Perfection Certificate is hereby deleted in its entirety and replaced with the defined term “Bank”. The definition of “Bank” shall mean “BMO Harris Bank N.A., a national banking association.” It is the intention of the parties hereto that, from and after the date hereof, all references in the Perfection Certificate to the Administrative Agent shall mean and be a reference to Bank.

(b)         Credit Agreement. The definition of “Credit Agreement” in the Perfection Certificate is hereby amended and restated to mean “the Credit Agreement, dated as of June 29, 2018, by and between Bank and Borrower, as the same may hereafter be amended, restated, supplemented or otherwise modified.”

3.         No Termination. The parties hereto acknowledge and agree that notwithstanding any terms or conditions contained in the Perfection Certificate to the contrary, neither this Assignment, nor any other assignment, amendment or restatement of any other Loan Document (as defined in the 2016 Credit Agreement), shall trigger a termination of the Perfection Certificate.

4.         No Novation. It is the intention of the parties hereto that this Assignment not constitute a novation of the obligations under the Perfection Certificate and that, from and after the date hereof, the Perfection Certificate shall be amended hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any Loan Documents or any documents entered into in connection therewith to the “Perfection Certificate” or words of like import shall mean and be a reference to the Perfection Certificate as assigned and amended hereby as and as hereafter amended, supplemented, restated or renewed.

5.         Ratification. As hereby assigned and amended, the Perfection Certificate and all representations and warranties provided therein are hereby ratified, approved and confirmed in all respects.

6.         Conflict. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Perfection Certificate, the terms and conditions of this Assignment shall control.

7.         Counterparts. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.         Capitalized Terms. Capitalized terms used but not otherwise defined in this Assignment shall have the definitions given said terms in the Perfection Certificate.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR: BANK OF MONTREAL By:__________________________________ Name: Title:

ASSIGNEE: BMO HARRIS BANK N.A. By:__________________________________ Mark Czarnecki, Senior Vice President

GRANTORS:

TWIN DISC, INCORPORATED

By: ________________________________

       Jeffrey S. Knutson, Vice President –

Finance and Chief Financial Officer

MILL-LOG EQUIPMENT CO., INC.

By: ________________________________

       Dennis D. Hoff, President

Exhibit C

Schedules

to Perfection Certificate

See attached.